GSE SYSTEMS, INC.
                               _________________

                  CERTIFICATE OF DESIGNATION, PREFERENCES AND
   RIGHTS OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK BY RESOLUTION OF
                             THE BOARD OF DIRECTORS
                               __________________

     The undersigned, being, respectively, the President and Secretary of GSE Systems, Inc., a Delaware corporation (the "Company"), organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), DO HEREBY CERTIFY AS FOLLOWS:

     Pursuant to the authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Company, and pursuant to
Section 151 of the DGCL, the Board duly adopted, at a special meeting, a resolution providing for the issuance of a series of 42,500 shares of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, which resolution is as follows:

     RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation of the Company, a series of preferred stock of the Company shall be designated Series A Cumulative Convertible Preferred Stock, to consist of 42,500 shares with a par value of $0.01 per share, and to have voting powers, dividend rights and conversion features as follows:

     Section 1. Definitions.

     "Change in Ownership" means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the capital stock by the Company or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934, as amended), other than the holders of capital stock immediately prior to such sale, transfer or issuance owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Company's Board.

     "Closing Date" means February 28, 2006.

     "Common Stock" means the shares of the Company's common stock, par value $0.01 per share, authorized under the Certificate of Incorporation.

     "Current Stock Price" means the closing sale price of such security (or if no closing price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average closing bid and average closing ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the American Stock Exchange. In the absence of such a quotation or listing, the Company will determine the closing sale price by an appraisal by a national appraisal valuation firm. The determination of the fair market value by the appraiser will be conclusive and binding.

     "Junior Securities" means any capital stock or other equity securities of the Company, including, without limitation, the Common Stock, other than the Convertible Preferred Stock.

     "Liquidation Value" of any Series A Preferred Share as of any particular date shall be equal to $100.

     "Original Series A Conversion Price" shall mean, with respect to each Series A Preferred Share, $1.77.

     "Organic Change" shall mean any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

     "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Person.

     Section  2.  Designation;  Shares  Authorized.  42,500  of  the  shares  of preferred stock authorized by the Certificate of Incorporation are hereby designated Series A Cumulative Convertible Preferred Stock ("Convertible Preferred Stock").

     Section 3. Priority. The Convertible Preferred Stock shall rank senior and prior to all of the shares of Junior Securities.

     Section 4. Dividends. The holders of Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate set forth below in preference to the payment of dividends on the Junior Securities, when, as, and if declared by the Board. Such dividends shall be paid on a semiannual basis every June 30 and December 30, commencing on June 30, 2006. Dividends on each Series A Preferred Share shall accrue on a daily basis from and including the date of issuance at the rate of 8% per annum of the Liquidation Value (the "Dividend Rate"). The dividends described in this Section 4 shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. To the extent not paid, all dividends that have accrued shall be accumulated and shall remain accumulated dividends until paid. If the Company does not make two consecutive dividend payments on the dates such payments are due, the Company will is sue to holders of Convertible Preferred Stock additional Warrants to purchase such number of shares of Common Stock equal to 30% of the dollar amount invested in Convertible Preferred Stock divided by the closing price of the Common Stock on the Closing Date, at an exercise price per share equal to such closing price. Such Warrants shall have other terms substantially similar to the terms of the other Warrants issued to investors in the Convertible Preferred Stock. No dividends will be paid on the Junior Securities until dividends have been declared and paid in cash on Convertible Preferred Stock. All holders of Convertible Preferred Stock shall be pari passu with respect to their entitlement to receive dividends. After payment of all dividends on Convertible Preferred Stock, the holders of Convertible Preferred Stock shall be entitled to participate with the outstanding Common Stock as to any dividends payable on the Common Stock, as if each Series A Preferred Share were equal to such number of shares of Common Stock equal to the quotient of the Liquidation Value divided by the then-current Series A Conversion Price. The date on which the Company initially issues any share of Convertible Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share or option is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such Share or option. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued and accumulated with respect to the Convertible Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the number of Convertible Preferred Stock held by each such holder. Accrued but unpaid dividends shall be payable in arrears on any of the following dates: (1) upon and on the date of the liquidation of the Company; and (2) upon conversion of the Convertible Preferred Stock in accordance with Section 7 hereof. If dividends are required to be paid upon conversion of the Convertible Preferred Stock in accordance with
Section 7 hereof, such dividends may, at the option of the holder thereof, be paid in additional duly authorized, fully paid and non-assessable Convertible Preferred Stock, in an amount determined by dividing the total amount of such dividend (rounded to the nearest whole cent) by the then current Series A Conversion Price per share.

     Section 5. Liquidation. Upon (i) any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), or (ii) the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Company, each holder of Convertible Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (x) the aggregate Liquidation Value of all Convertible Preferred Stock (plus all accrued and unpaid dividends thereon) held by such holder, or (y) the amount payable with respect to the Convertible Preferred Stock calculated as if such Convertible Preferred Stock had been converted into Common Stock immediately prior to such liquidation or sale (plus all accrued and unpaid dividends thereon). All holders of Convertible Preferred Stock shall be pari passu with respect to their entitlement to receive their respective Liquidation Value (plus all accrued and unpaid dividends thereon). If upon any such liquidation, dissolution or winding up of the Company, the Company's assets to be distributed among the holders of the Convertible Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets available to be distributed to the Company's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Convertible Preferred Stock (plus all accrued and unpaid dividends thereon) held by each such holder.

     Section 6. Voting Rights.

     (a) Voting Rights. The holders of the Convertible Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws. Except as otherwise required by applicable law, the holders of the Convertible Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, together with the holders of the voting Common Stock all voting together as a single class. The holders of Convertible Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which holder's aggregate number of shares of Convertible Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting where the votes will be cast or the effective date of any written consent.

So long as the Convertible Preferred Stock represent ten percent (10%) or more of the outstanding voting stock of the Company (calculated as if each Convertible Preferred Stock was converted at the then-current Conversion Price), without the affirmative vote of the holders of a majority of the outstanding Convertible Preferred Stock, all voting together as a single class, the Company shall not:

     (i) issue any additional equity securities or other equity securities convertible into equity securities of the Company or effect a reclassification of any of the outstanding capital stock of the Company in each case that is senior to or pari passu with the Convertible Preferred Stock; or

     (ii) amend the Certificate of  Incorporation or By-Laws of the Company in a
manner  that  would  materially   adversely  affect  or  impair  the  rights  or
preferences of the Convertible Preferred Stock.

     Section 7. Conversion Rights. The holders of the Convertible Preferred Stock shall have the following rights with respect to the conversion of the Convertible Preferred Stock into shares of Common Stock pursuant to this Section 7:

     (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 7, any shares of Convertible Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Convertible Preferred Stock shall be entitled upon conversion under this Section 7(a) shall be the quotient obtained by dividing (i) the product of the number of Convertible Preferred Stock being converted multiplied by the Liquidation Value (plus, at the option of the holder, any accrued and unpaid dividends) by (ii) the then effective Series A Conversion Price.

     (b) Automatic Conversion. The Convertible Preferred Stock will convert automatically into shares of Common Stock of the Company upon the closing of an underwritten public offering of Common Stock of the Company in which (i) gross proceeds to the Company are equal to or greater than $15 million and (ii) the price-per-share of the Common Stock sold in such public offering is equal to or greater than 150% of the Series A Conversion Price. The number of shares of Common Stock to which a holder of Convertible Preferred Stock shall be entitled upon conversion under this Section 7(b) shall be the quotient obtained by dividing (i) the product of the number of Convertible Preferred Stock being converted multiplied by the Liquidation Value (plus, at the option of the holder, any accrued and unpaid dividends) by (ii) the then effective Series A Conversion Price.

     (c) Contingent Conversion. At any time after the 366th day from the Closing Date, the Company has the right to convert Series A Preferred Stock in to shares of Common Stock when the average of the Current Stock Price during the twenty
(20) trading days immediately prior to the date of such conversion exceeds 200% of the Series A Conversion Price. The number of shares of Common Stock to which a holder of Convertible Preferred Stock shall be entitled upon conversion under this Section 7(c) shall be the quotient obtained by dividing (i) the product of the number of Convertible Preferred Stock being converted multiplied by the Liquidation Value (plus, at the option of the holder, any accrued and unpaid dividends) by (ii) the then effective Series A Conversion Price.


     (d) Conversion Price. The conversion price for the Convertible Preferred Stock (the "Series A Conversion Price") initially shall be at the Original Series A Conversion Price. Such initial Series A Conversion Price shall be adjusted from time to time in accordance with Section 4 and this Section 7. For purposes of determining the adjusted Series A Conversion Price, the following shall be applicable, and all references herein to the Series A Conversion Price shall mean the Series A Conversion Price as adjusted in accordance with Section 4 and this Section 7.

     (i) Adjustment for Stock Splits and Combinations. If, at any time or from time to time after the date of issuance, the Company effects a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect
immediately  before  that  subdivision  shall  be   proportionately   decreased.
Conversely, if the Company shall at any time or from time to time after the Closing Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (ii) Adjustment for Common Stock Dividends and Distributions. If, at any time or from time to time after the date of issuance, the Company makes a dividend or other distribution payable in additional shares of Common Stock without any payment therefor, in each such event the Series A Conversion Price then in effect shall be decreased as of the time of such issuance by multiplying the Series A Conversion Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

     (iii) Adjustments for Other Dividends and Distributions. If, at any time or from time to time after the date of issuance, the Company makes a dividend or other distribution payable in securities of the Company other than shares of Common Stock, provision shall be made so that the holders of the Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Convertible Preferred Stock or with respect to such other securities by their terms.

     (iv) Adjustment for Reclassification Exchange and Substitution. If, at any time or from time to time after the date of issuance, the Common Stock issuable upon the conversion of the Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 7), in any such event each holder of Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided in this Section 7 or with respect to such other securities or property by the terms thereof.

     (v) Reorganizations, Mergers or Consolidations. If, at any time or from time to time after the date of issuance, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 7), as a part of such transaction, provision shall be made so that the holders of the Convertible Preferred Stock shall be entitled thereafter to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Convertible Preferred Stock after such transaction to the end that the provisions of this.

Section 7 (including adjustment of the Series A Conversion Price then in effect and the number of shares issuable upon conversion of the Convertible Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

     (vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

     (f) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Convertible Preferred Stock, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions of this Section 7, prepare a certificate showing such adjustment or readjustment and furnish such certificate to each registered holder of Convertible Preferred Stock. Such certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the Series A Conversion Price in effect before and after such adjustment, (C) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold and (D) the type and amount, if any, of other property which at the time would be received upon conversion of the Convertible Preferred Stock.

     (g) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any Change in Ownership of the Company, Organic Change or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall furnish to each holder of Convertible Preferred Stock at least 20 days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Change in Ownership, Organic Change, dissolution, liquidation or winding up is expected to become effective and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Change in Ownership, Organic Change, dissolution, liquidation or winding up.

     (h) Mechanics of Conversion. Each holder of Convertible Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 7 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Convertible Preferred Stock and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Convertible Preferred Stock being converted. Thereupon, the Company promptly shall issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purpos es as the record holder of such shares of Common Stock on such date. The issuance of shares of Common Stock or certificates evidencing such shares, upon conversion of any Convertible Preferred Stock, shall be made without any charge to the holders thereof for any issuance or other taxes.

    (i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, in lieu of issuing any fractional share, the Company shall round the number of shares of Common Stock to be issued to the nearest whole number.

     (j) Reservation of Stock Issuable upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preferred Stock. The Company shall, from time to time, subject to and in accordance with applicable law, increase the authorized shares of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding Convertible Preferred Stock.


     Section 8. No Impairment. The Company will not, by amendment of this Certificate of Designation, its Certificate of Incorporation or By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company. Further, the Company will at all times act in good faith to carry out all provisions of the Convertible Preferred Stock and to take such action necessary or appropriate to protect the conversion rights of the holders of Convertible Preferred Stock.

     Section 9. Registration of Transfer. The Company shall keep at its principal office a register for the registration of Convertible Preferred Stock. Upon the surrender of any certificate representing Convertible Preferred Stock at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Convertible Preferred Stock represented by the surrendered certificate.

     Section 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     Section 11. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to this Certificate of Designation hereof without the prior written consent of the holders of two-thirds of the Convertible Preferred Stock outstanding at the time such action is taken and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Company with another Company or entity unless the Company has obtained the prior written consent of the holders of two-thirds of the Convertible Preferred Stock then outstanding.

     Section 12. Notices. Except as otherwise expressly provided hereunder, all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Certificate of Designation shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or transmitted by facsimile or electronic mail (with request for immediate confirmation of receipt in a manner customary for communications of such type and with physical delivery of the communication being made by one of the other means specified in this Section 12 as promptly as practicable thereafter). Such notices, demands and other communications shall be addressed (i) in the case of a holder of Convertible Preferred Stock, to his address as is designated in writing from time to time by such holder, (ii) in the case of the Company, to its principal office.

                                * * * * * * * *

                                   SIGNATURES
                                   ___________

     IN WITNESS WHEREOF, GSE Systems, Inc. has caused this certificate to be signed by the President and Chief Executive Officer and the Secretary this 28th day of February, 2006.





                                        By: ____________________________________
                                                Name: John V. Moran
                                                Chief Executive Officer




                                        By:  ___________________________________
                                                Name: Jeff Hough
                                                Secretary